As filed with the Securities and Exchange Commission on June 9, 2010
Registration No. 333-31474

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-3
UNDER THE SECURITIES ACT OF 1933

OSI PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3159796
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification No.)
420 Saw Mill River Road, Ardsley, New York 10502 (914) 231-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Barbara A. Wood
Senior Vice President, General Counsel and Secretary
OSI Pharmaceuticals, Inc.
420 Saw Mill River Road, Ardsley, New York 10502 (914) 231-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Katayun I. Jaffari, Esquire
Saul Ewing LLP
Centre Square West, 1500 Market Street, 38th Floor, Philadelphia, Pennsylvania 19102-2186, (215) 972-7161
Approximate date of commencement of proposed sale to the public: Not applicable.
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DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-31474), (the “Registration Statement”) of OSI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), filed on March 2, 2000, as amended on April 21, 2000, May 23, 2000 and June 21, 2000, for the sale of 3,325,000 shares of common stock (the “Common Stock”) of the Company, par value $0.01 per share.
     On June 8, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 16, 2010, by and among the Company, Astellas Pharma Inc., Astellas US Holding, Inc. and Ruby Acquisition, Inc., Ruby Acquisition, Inc. merged with and into the Company (the “Merger,” and the date and time at which it became effective, the “Effective Time”), and the Company, as the surviving corporation in the Merger, became a wholly-owned subsidiary of Astellas US Holding, Inc. In connection with and as a result of the Merger, the Company has terminated all offerings of its securities pursuant to any existing registration statements. In accordance with an undertaking made by the Company in the Registration Statement, as amended, to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement, as amended, that remains unsold at the termination of the offering, the Company hereby removes from registration the Common Stock registered but unsold under the Registration Statement, as amended, as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ardsley, State of New York, on this 9th day of June, 2010.

OSI PHARMACEUTICALS, INC.
By:	/s/ Barbara A. Wood
Barbara A. Wood
Senior Vice President, General Counsel and Secretary